Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210
CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700

INFUSYSTEM HOLDINGS, INC. REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

Second Quarter 2015 Net Collected Rental Revenues UP 8%

Reaffirms Guidance to Double-Digit Net Collected Revenue Growth for 2015

MADISON HEIGHTS, MICHIGAN, August 13, 2015—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States, today reported financial results for the quarter ended June 30, 2015.

Highlights for the second quarter of 2015 included:

•	Net Revenues totaled $17.2 million, an increase of 5% versus second quarter 2014 net revenues of $16.4 million.

•	Net Collected Rental Revenues increased 8% over last year’s comparable quarter.

•	Bad debt decreased 21% for the quarter and 34% YTD compared to prior year periods, as a result of increased focus on new payor contracts and patient collections.

•	Investment of approximately $1.6 million to expand our information technology capabilities, including InfuSystem EXPRESS and our Pain Management initiatives.

•	The integration of Ciscura is progressing as planned, as the Company has acquired approximately 1,800 infusion pumps and opened a new Southeast service facility located near Atlanta, GA.

•	Net Income of $0.8 million, or diluted EPS of $0.03, compared to second quarter 2014 net income of $0.9 million or diluted EPS of $0.04.

•	The Company made an optional pre-payment of $1.0 million on its Term Loan A.

•	The Company purchased $1.3 million in the second quarter and $4.1 million YTD of medical equipment in rental service expected to be deployed during the second half of the year.

Revenues in the second quarter of 2015 were $17.2 million, an increase of $0.8 million, or 5%, from $16.4 million in the second quarter of 2014. During the period, net revenues from rentals increased 6% while net revenues from product sales were unchanged from the same period in 2014. Product sales can vary from quarter to quarter due to the nature of opportunistic product sales resulting in dramatically increased or decreased sales revenues during the operating quarter.

The Company is focused on net rental revenues less bad debt (“Net Collected Rental Revenues”) versus prior year. Net Collected Rental Revenues increased 8% to $14.5 million versus $13.4 million in the comparable quarter of 2014. This increase occurred mainly as a direct result of a focus on contractual insurance changes and the Company’s increased focus on collecting patient billings.

The Company completed the acquisition of substantially all of the assets of Ciscura Holding Company, Inc. and its subsidiaries, including approximately 1,800 infusion pumps embedded in approximately 100 medical facilities in the southeastern U.S. This acquisition allows the Company to offer to these newly acquired infusion clinic customers its full portfolio of infusion-related products and electronic connectivity solutions, including the InfuSystem EXPRESS paperless and work-free electronic medical record (“EMR”) integration powered by the Company’s patent-pending InfuBus™ connectivity engine.

Net income in the second quarter was $0.8 million, equal to $0.03 per diluted share, compared to net income of $0.9 million, or $0.04 per diluted share, in the same prior year period. Adjusted net income, adding back integration costs associated with the Ciscura acquisition, interest expense and other income and expenses was $1.1 million, or $0.05 per diluted share, compared to $0.9 million, or $0.04 per diluted share, in the same prior year period.

Gross profit for the three months ended June 30, 2015 was $11.9 million, consistent with the same prior year period. It represented 69% of revenues in the second quarter compared to 73% in the prior year period. The decrease in gross profit as a percentage of revenues for the period is mainly due to the increase in cost of revenues – product and supply costs, including $0.2 million for additional depreciation on newly purchased pumps and $0.1 million for write-offs of lost or damaged pumps.

Eric K. Steen, chief executive officer of InfuSystem, said, “This was an important quarter for InfuSystem as we made substantial progress in integrating the acquired Ciscura assets, gained traction in the expansion of our EMR initiatives, continued expanding our base of payor contracts, which had the impact of decreasing bad debt by $0.3 million, or 21%, compared to last year’s second quarter, and we operated profitably for the 11th out of the last 12 quarters. InfuSystem is well positioned to generate solid financial results for the second half of 2015 and beyond.”

“We are particularly pleased with the results of the quarter as we made significant cash outlays to improve our competitive position. During the quarter we paid $3.8 million toward the purchase of the Ciscura assets and booked non-recurring charges totaling $0.4 million associated with the integration of the assets. While we benefited from approximately one month of revenue contribution from the Ciscura assets during the second quarter, we believe that the upcoming third and fourth quarters will benefit from full, quarterly revenue contributions and be accretive to earnings. We also expect that the second half of 2015 will benefit from revenue that will be generated from the new group of infusion pumps added to the rental fleet during the first six months of the year, for which we invested approximately $4.1 million, excluding the pumps from the Ciscura asset purchase.”

Mr. Steen concluded, “Our InfuSystem EXPRESS EMR platform connects seamlessly into a growing number of EMR systems and delivers significant operating efficiencies to our infusion clinic and hospital customers by eliminating duplicate data entry and errors associated with human input. Our new customers and prospects appreciate the value that this unique patent-pending solution brings to their operations. We plan to further invest in technology solutions that continue to strengthen our industry leadership position, and that, along with the Ciscura asset purchase, gives us confidence in closing out 2015 on a strong note.”

During the three months ended June 30, 2015, general and administrative (“G&A”) expenses were $6.0 million, an increase of $1.1 million, compared to $4.9 million for the same prior year period. The increase in G&A expenses versus the same prior year period was mainly attributable to increases in spending on information technology and pain management initiatives of $0.3 million; increases in compensation and employee personnel of $0.3 million; increases in stock compensation of $0.2 million and $0.3 million in expenses associated with the Ciscura acquisition and integration.

During the quarter ended June 30, 2015, we recorded interest expense of $0.4 million, a decrease of $0.4 million, or 50%, compared to $0.8 million for the same prior year period. This is a direct result of the lower interest rates associated with the Company’s new credit facility. Selling and marketing expenses remained consistent at $2.7 million when compared to the second quarter of 2014.

Adjusted EBITDA was $3.9 million for the second quarter of 2015 compared to $4.0 million for the same period in 2014. The Company utilizes Adjusted Net Income and Adjusted EBITDA as a means to measure its operating performance. A reconciliation from GAAP operating measures to Adjusted Net Income and Adjusted EBITDA, both non-GAAP measures, can be found in the appendix.

Financial Condition

Cash provided by operating activities for the six months ended June 30, 2015 was $3.8 million compared to $1.8 million for the six months ended June 30, 2014. This increase is due to higher amounts of non-cash expenses (such as the loss on the extinguishment of debt, stock based compensation, depreciation and amortization) in the second quarter.

Cash used in investing activities was $11.4 million for the six months ended June 30, 2015, compared to cash used of $0.5 million for the six months ended June 30, 2014. The increase in cash used was due to the $3.8 million payment for the Ciscura acquisition, a $5.8 million increase in spending on non-pump assets, which was a direct result of a significant ongoing investment in information technology, and a $3.7 million increase in cash used to purchase medical equipment, offset by $1.9 million in cash proceeds from sale of medical equipment. The Company bought $4.1 million of infusion pumps during the year to date period ended June 30, 2015 to serve new rental business anticipated for the remainder of 2015.

During the six month period ended June 30, 2015, the Company entered into a new five-year senior secured credit agreement comprised of a $27.0 million Term Loan A, an $8.0 million Term Loan B and a $10.0 million revolving credit facility (“Revolver”). Term Loan B was unfunded at closing and as of June 30, 2015, had a balance of $3.8 million with an additional $4.2 million available to be drawn under certain conditions for acquisitions. The new credit facility strengthens the Company’s balance sheet and reduces the Company’s current interest rate to 3.00% from the previous interest rate of 7.75%.

As of June 30, 2015, the Company maintained cash and cash equivalents of $0.8 million and $9.9 million of availability on the $10.0 million Revolver compared to $0.5 million and $6.6 million, respectively, at December 31, 2014.

Jonathan P. Foster, chief financial officer, commented, “Interest expense for the second quarter of 2015 was reduced by 50% as a function of the refinancing of our credit facility, with JP Morgan Chase, in the previous quarter. The new credit facility enables us to run our business in a highly efficient manner while allowing us to take advantage of acquisition opportunities, such as Ciscura, as they present themselves. We are very pleased in that regard. During the quarter we made a $1.0 million pre-payment on our Term Loan A with Chase to get ahead of the curve in maintaining a prudent debt structure that will allow us to grow the Company effectively while responsibly servicing that debt and driving value for our shareholders. The first payment of Term Loan A would have been due on September 30, 2015.”

Guidance

The Company reaffirms its 2015 Guidance of double-digit Net Collected Revenue growth for fiscal year 2015.

Conference Call

The Company will conduct a conference call for investors on Thursday, August 13, 2015 at 4:30 p.m. Eastern Time to discuss second quarter performance and results. Eric K. Steen, chief executive officer, Jan Skonieczny, chief operating officer, and Jonathan P. Foster, chief financial officer, will discuss the Company’s financial performance and answer questions from the financial community. To participate in this call, please dial in toll-free (800) 446-1671 and use the confirmation number 40272364. This press release will be available on most financial websites. Additionally, a web replay will be available on the Company’s website for 30 days.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP information. It is management’s intent to provide non-GAAP financial information in order to enhance readers’ understanding of its consolidated financial information as prepared in accordance with GAAP. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure and the corresponding GAAP financial measures are presented so as to not imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies. Additional information about non-GAAP financial measures and a reconciliation of those measures to the most directly comparable GAAP measures are included later in this release.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas, Georgia and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, potential changes in overall healthcare reimbursement, including CMS competitive bidding, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions & joint ventures, U.S. Healthcare Reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and covenants, and other risks associated with our common stock, as well as any litigation to which the Company may be involved in from time to time; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2014 and in other filings made by the Company from time to time with the Securities and Exchange Commission, including subsequent quarterly reports on our Form 10-Q. Our annual report on Form 10-K is available on the SEC’s EDGAR website at www.sec.gov, and a copy may also be obtained by contacting the Company. All forward-looking statements made in this press release speak only as of the date of this report. We do not intend, and do not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
(in thousands, except share data)	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$791	$515
Accounts receivable, less allowance for doubtful accounts of $4,788 and $4,739 at June 30, 2015 and December 31, 2014, respectively	12,304	10,300
Inventory	1,898	1,758
Other current assets	1,044	633
Deferred income taxes	2,252	2,252

Total Current Assets	18,289	15,458
Medical equipment held for sale or rental	3,959	2,255
Medical equipment in rental service, net of accumulated depreciation	22,720	19,814
Property & equipment, net of accumulated depreciation	2,390	2,451
Deferred debt issuance costs, net	150	1,194
Goodwill	3,585	—
Intangible assets, net	26,584	25,073
Deferred income taxes	13,878	13,756
Other assets	224	212

Total Assets	$91,779	$80,213

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,306	$5,215
Current portion of long-term debt	6,744	6,452
Other current liabilities	3,188	3,062

Total Current Liabilities	16,238	14,729
Long-term debt, net of current portion	28,033	19,032

Total Liabilities	$44,271	$33,761

Stockholders’ Equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 22,631,950 and 22,434,259, respectively, as of June 30, 2015 and 22,506,421 and 22,308,730, respectively, as of December 31, 2014	2	2
Additional paid-in capital	90,842	90,155
Retained deficit	(43,336)	(43,705)

Total Stockholders’ Equity	47,508	46,452

Total Liabilities and Stockholders’ Equity	$91,779	$80,213

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands, except share and per share data)	June 30		June 30
	2015	2014	2015	2014
Net revenues:
Rentals	$15,616	$14,795	$30,755	$29,645
Product Sales	1,554	1,577	3,140	3,969

Net revenues	17,170	16,372	33,895	33,614

Cost of revenues:
Cost of revenues — Product, service and supply costs	3,656	2,913	6,671	5,803

Cost of revenues — Pump depreciation and disposals	1,660	1,536	3,281	3,812

Gross profit	11,854	11,923	23,943	23,999

Selling, general and administrative expenses:
Provision for doubtful accounts	1,143	1,438	2,337	3,545
Amortization of intangibles	713	625	1,344	1,254
Selling and marketing	2,687	2,624	5,424	5,279
General and administrative	5,994	4,898	11,969	9,807

Total selling, general and administrative	10,537	9,585	21,074	19,885

Operating income	1,317	2,338	2,869	4,114
Other income (expense):
Interest expense	(387)	(776)	(1,059)	(1,603)
Loss on extinguishment of long term debt	—	—	(1,599)	—
Other income	—	40	19	23

Total other expense	(387)	(736)	(2,639)	(1,580)

Income before income taxes	930	1,602	230	2,534
Income tax (expense) benefit	(147)	(716)	138	(1,065)

Net income	$783	$886	$368	$1,469

Net income per share:
Basic	$0.03	$0.04	0.02	0.07
Diluted	$0.03	$0.04	0.02	0.07
Weighted average shares outstanding:
Basic	22,381,487	22,146,106	22,345,309	22,059,902
Diluted	22,824,965	22,399,434	22,743,948	22,321,143

Comprehensive Income
Net income	$783	$886	$368	$1,469

Comprehensive income	$783	$886	$368	$1,469

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30
(in thousands)	2015	2014
NET CASH PROVIDED BY OPERATING ACTIVITIES	$3,787	$1,806

INVESTING ACTIVITIES
Acquisition of business	(3,786)	—
Purchase of medical equipment and property	(9,474)	(4,524)
Proceeds from sale of medical equipment and property	1,876	4,005

NET CASH USED IN INVESTING ACTIVITIES	(11,384)	(519)

FINANCING ACTIVITIES
Principal payments on revolving credit facility, term loans and capital lease obligations	(43,586)	(33,479)
Cash proceeds from revolving credit facility	51,546	32,198
Debt issuance costs	(157)	—
Common stock repurchased to satisfy statutory withholding on employee stock based compensation plans	(48)	(103)
Cash proceeds from stock plans	118	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	7,873	(1,384)

Net change in cash and cash equivalents	276	(97)
Cash and cash equivalents, beginning of period	515	1,138

Cash and cash equivalents, end of period	$791	$1,041

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(UNAUDITED)

NET INCOME TO ADJUSTED EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2015	2014	2015	2014

Net income	$783	$886	$368	$1,469
Adjustments:
Interest expense	387	776	1,059	1,603
Income tax benefit (expense)	147	716	(138)	1,065
Depreciation	1,229	859	2,332	1,657
Amortization	713	625	1,344	1,254

EBITDA	$3,259	$3,862	$4,965	$7,048

Stock compensation	330	130	617	272
Loss on early extinguishment of long term debt	—	—	1,599	—
Integration costs - Ciscura	351	—	606	—

EBITDA - Adjusted	$3,940	$3,992	$7,787	$7,320

OPERATING INCOME TO ADJUSTED NET INCOME:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2015	2014	2015	2014
Operating income	$1,317	$2,338	$2,869	$4,114
Adjustments:
Integration costs - Ciscura	351	—	606	—
Interest expense	(387)	(776)	(1,059)	(1,603)
Other income	—	40	19	23

Income before income taxes - adjusted	$1,281	$1,602	$2,435	$2,534
Income tax expense	205	721	675	1,064

NET INCOME - adjusted	$1,076	$881	$1,760	$1,470

Net income per share:
Basic	$0.05	$0.04	$0.08	$0.07
Diluted	$0.05	$0.04	$0.08	$0.07
Weighted average shares outstanding:
Basic	22,381,487	22,146,106	22,345,309	22,059,902
Diluted	22,824,965	22,399,434	22,743,948	22,321,143